EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

                       CYBEAR AND MEDICONSULT JOIN FORCES

FORT LAUDERDALE, FLORIDA, April 3, 2001 - Andrx Corporation today announced that its Cybear Group (NASDAQ: CYBA) had completed the acquisition of Mediconsult.com Inc. (OTC: MCNS) in a stock for stock merger. Mediconsult includes Physicians' Online (POL), a leading physician Internet portal with over 217,000 authenticated U.S. physician users logging over 8 million page views each month, as well as eMedEd, Mediconsult's on-line medical education service for physicians.

Mediconsult common stock was exchanged for Cybear Group common stock on the basis of .143 shares of Cybear Group common stock for each share of Mediconsult common stock, subject to adjustment. Upon completion of the merger, approximately 56.5% of Cybear Group common stock will be held by the existing Cybear Group stockholders, 25.6% by Mediconsult stockholders, and 17.9% by certain Mediconsult creditors who restructured Mediconsult debt as equity.

Andrx Corporation - Cybear Group stock tracks the business of Cybear, Inc., which is headquartered in Boca Raton, Florida, and is an Internet Service Provider (ISP) and Applications Service Provider (ASP) for the healthcare industry. Cybear uses its own secure private network to provide access to the Internet, e-mail, and productivity applications available on a transaction or subscription basis to physicians, physician organizations, pharmacies, and hospitals.

This press release contains forward-looking information regarding Andrx Corporation and Cybear, Inc.. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenue and expenses, anticipated transactions, planned product development and products or service line growth, may be significantly impacted by certain risks and uncertainties, including, but not limited to, failure of the clinical e-commerce industry to develop at anticipated rates, failure of the company's clinical information technology products and services and planned products to gain significant market acceptance, contracts not materializing, delays in customer acceptance of the companies technology, competition and other economic factors. These forward-looking statements speak only as of the date hereof, and Andrx and Cybear disclaim any intention or obligations to update its forward-looking statements in the future. Additional risks and uncertainties are described in the documents filed by Andrx and Cybear with the United States Securities and Exchange Commission.

More information and subscriptions to dr.cybear and rx.cybear, Cybear's Internet products, as well as Mediconsult, POL and eMedEd are available on-line at www.cybear.com and www.mediconsultinc.com or by calling 877-999-3001.

Contacts:
Cybear, Inc.
Timothy Nolan, President and COO
Tel: 877-999-3500
E-mail: tnolan@cybear.com

Andrx Corporation
Angelo  C. Malahias, VP and CFO
Tel: 954-584-0300
E-mail: amalahias@andrx.com